Exhibit (e)(11)

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of February 13, 2020 by and between Irnrnunomedics, Inc., a Delaware corporation having its principal offices in Morris Plains, New Jersey (the "Company") and Loretta Itri, MD (the"Executive"). WHEREAS, the Company desires to employ Executive as its Chief Medical Officer, and Executive desires to serve in such capacity on behalf of the Company, upon the terms and conditions hereinafter set forth; and WHEREAS, Executive acknowledges that she has had an opportunity to consider this Agreement and to consult with an independent advisor of her choosing with regard to the tenns of this Agreement, and enters into this Agreement voluntarily and with a full understanding of its terms. NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows: 1. Employment.1.1            Employment Period. Subject to the provisions for earlier termination provided herein, Executive's employment hereunder will be for a two (2) year term commencing on February 13, 2020 (the "Start Date") and ending on February 13, 2022 (the "Initial Employment Period''); provided, however, that this Agreement shall automatically renew for successive one (1) year periods thereafter (each a "Renewal Period," and any and all Renewal Periods (if any) together with the Initial Employment Period, the "Employment Period''), unless at least ninety (90) days prior to the end of the Initial Employment Period or any Renewal Period, one party notifies the other in writing that she/it is exercising the option not to renew the term of this Agreement. The non-renewal of this Agreement in the absence of a successor employment agreement shall be deemed a termination ofExecutive's employment, effective as of the last day of the then-current Employment Period. 1.2               Public Announcement. No public release, statement or communication concerning Executive's employment with the Company shall be made by Executive without the prior written approval of the Company's Board of Directors (the "Board'') or its designee. 1.3            Duties and Responsibilities. Commencing on the Start Date, Executive shall serve as the Chief Medical Officer of the Company, reporting to the Executive Chairman or Chief Executive Officer (CEO), and shall perform all duties and accept all responsibilities incident to such positions and such other duties as may be reasonably assigned to Executive by the Board. 1.4 Extent of Services. Executive shall use her best efforts to carry out Executive's duties and responsibilities under Section 1.3 hereof and, consistent with the other provisions of this Agreement, shall devote substantially all of Executive's business time, attention and energy thereto. In the performance of her duties, Executive shall observe and adhere to all applicable Company policies and procedures as may be interpreted, adopted, revised or deleted from time to time in the Company's sole discretion. Except with the prior written consent of the Board,

Executive shall not, during the Employment Period, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive's responsibilities and the perfonnance of Executive's duties hereunder, except for (a) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (b) reasonable time devoted to activities in the non-profit and business communities consistent with Executive's duties, and (c) such other activities as may be specifically approved by the Company. 1.5 Principal Location of Services. Executive shall perfom1 her duties hereunder principally out of the Company's corporate headquarters (presently located in Morris Plains, New Jersey) and shall undertake such travel within or outside of the United States as is necessary or advisable for the efficient operations of the Company and the perfom1ance of Executive's duties hereunder. 2. Compensation and Benefits. 2. 1 Base Salary . For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary ("Base Salary") at the annual rate of five hundred thousand dollars ($500,000) ("Initial Base Salary Rate''), subject to all required withholdings and authorized deductions and payable bi-weekly in installments at such times as the Company customarily pays its other senior level executives. Executive's Base Salary is subject to annual review by the Board or its designee from time to time in its discretion, provided that the Base Salary shall not be adjusted below the Initial Base Salary Rate, unless there is an across-the-board decrease approved by the Board that applies on similar terms to all of the Company's senior executives). 2.2 Sign-On Bonus. The Executive shall be entitled to receive a sign-on bonus equal to $50,000 (the "Sign- On Bonus"), which shall be payable to the Executive by the Company in a single lump sum cash amount, subject to all required withholdings, as soon as practicable following the Start Date, but no later than April 15, 2020. The Executive shall repay the gross amount of the Sign-On Bonus if, prior to the one-year anniversary of the Start Date, the Executive terminates her employment without Good Reason (as defined in Section 3.8) or is terminated by the Company for Cause (as defined in Section 3.8). 2.3 Annual Discretionary Cash Bonus. For each fiscal year during the Employment Period, commencing with the January 1, 2020 fiscal year, Executive shall be eligible to receive an annual discretionary cash bonus (the "Annual Bonus") for the services rendered by Executive under this Agreement. The payment and amount of the Annual Bonus, if any, will be determined by the Compensation Committee of the Board (the "Compensation Committee") in its sole discretion, based on Executive's individual perfonnance and Company performance, in each case measured against performance goals and targets established by the Compensation Committee, provided that the Company performance goals for Executive shall be the same as for "Named Executive Officers" of the Company (as that term is defined for purposes of compensation reporting to the Securities Exchange Commission). As of the Start Date, Executive's Arumal Bonus target is forty-five percent (45%) ofExecutive's Base Salary for the applicable fiscal year (the "Target Bonus"). The amount ofthe Annual Bonus, if any, will be determined as of the end of each fiscal year during the Employment Period and shall be paid as soon as reasonably practicable after the end of each fiscal year to which the bonus relates, but in no event later than 2-Y2 months after the end of such fiscal year. Unless the Executive's employment is terminated without Cause or she tenuinates employment for Good Reason during the fiscal year in which the Annual Bonus relates, the Executive shall not be eligible to receive an Annual Bonus, or any portion thereof, unless Executive is employed in good standing by the Company on the last day of the fiscal year with respect to which the Annual Bonus is being paid. Any Annual Bonus for the first fiscal year of employment shall be prorated based on the number of days Executive was employed by the Company during the fiscal year in which Executive commences employment with the Company. 2.4            Equity Compensation. The Company will grant the following equity award to Executive pursuant to the Immunomedics, Inc. 2014 Long-Term Incentive Plan (the "Plan"), as soon as practicable on or after the Start Date: an option to purchase 130,000 shares of the Company's common stock (the "Option") pursuant and subject to the Plan and the stock option agreement attached hereto as Exhibit A. The Option shall be an incentive stock option (up to the maximum annual values permitted under the Internal Revenue Code of 1986, as amended (the "Code")), and will have an exercise price per share equal to the Fair Market Value (as defined in the Plan) of a share of common stock of the Company as of the date of grant pursuant to the terms of the Plan. The Option shall vest and become exercisable as follows: upon the one-year anniversary of the Start Date, twenty-five percent (25%) of the total number of shares underlying the Option shall vest and become exercisable, and one- sixteenth (l/16th) of the total number of shares underlying the Option shall vest and become exercisable on the corresponding day of each quarter thereafter, until the entire Option has vested and become exercisable on the fourth anniversary of the Start Date, in each case subject to Executive's continued employment on each such vesting date subject to the terms of the applicable grant agreement. Executive shall be eligible to participate in future equity compensation programs made available to the Company's senior level executives. 2.5            Prior Equity Compensation. All nonqualified stock option grants made by the Company to the Executive prior to the Start Date will continue to vest according to the terms and conditions of the applicable grant agreements. 2.6            Retirement and Welfare Plans. Executive shall be eligible to participate in employee retirement and welfare benefit plans made available to the Company's senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from adopting, amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate. Vacation. Executive shall be entitled to four (4) weeks of annual paid vacation, which shall be subject in all respects to the terms and conditions of the Company's vacation and paid time off policies, as may be in effect from time to time.

2.8 Reimbursement of Expenses. Executive shall be eligible to be reimbursed for all customary and appropriate business-related expenses actually incurred by Executive and documented in accordance with the Company's policies applicable to senior level executives and as may be in effect from time to time. 2.9            Reimbursement of Legal Fees. The Company shall pay the legal fees incurred by Executive in negotiating this Agreement up to a maximum of $8,000. 3.      Termination. Notwithstanding Section 1, Executive's employment shall terminate, and the Employment Period shall terminate concurrently therewith, upon the occurrence of any of the following events: 3.1 Termination Without Cause or Resignation for Good Reason Before a Change of Control. (a) The Company may terminate Executive's employment at any time without Cause (as defined in Section 3.8) prior to the expiration of the then-current Employment Period from the position in which Executive is employed hereunder upon not less than thirty (30) days' prior written notice to Executive. The Company shall have the discretion to terminate Executive's employment during the notice period and pay continued Base Salary in lieu of notice. In addition, Executive may initiate a termination of employment by resigning under this Section 3.1 for Good Reason (as defined in, and in accordance with the notice provisions set forth in Section 3.8) prior to the expiration of the then-current Employment Period. In addition, a termination of Executive's employment upon the expiration of the then-current Employment Period in Section 1.1, following a Company notice to Executive of a non-renewal of the Employment Period, shall be deemed a termination by the Company without Cause for all purposes. (b) Upon termination under this Section 3.1, Executive shall receive (i) Executive's accrued but unpaid Base Salary through the date of termination (payable on the Company's first (151) payroll date after Executive's date of termination or earlier if required by applicable law), (ii) any unreimbursed business expenses incurred by Executive and payable in accordance with the Company's standard expense reimbursement policies and Section 2.7 of this Agreement, and (iii) benefits earned, accrued and due under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan (collectively, the "Guaranteed Payments"). (c) If Executive's employment terminates as described in Section 3.1(a) above and if, upon such termination, Executive (i) executes within twenty-one (21) days (or forty -five (45) days to the extent required by applicable law) thereafter and does not revoke a written release a form reasonably provided by the Company releasing the Company from any and all claims with respect to all matters arising out of or related to Executive's employment by the Company or the termination thereof (the "Release"), (ii) complies with the terms and conditions of the Release, including, without limitation, any return of property, non-disparagement, and confidentiality provisions contained therein, and (iii) complies with the terms and conditions of

Sections 5, 6, 7, and 8 below, Executive will be entitled to receive the benefits described below (collectively, the "Severa11ce"): (i) Executive shall receive cash severance in an amount equal to (A) two (2) months of Executive's then-current Base Salary per each completed year of service with the Company, with a minimum of six (6) months' Base Salary and a maximum oftwelve (12) months' Base Salary (such period, the "Severance Period'') plus (B) Executive's Target Bonus for the fiscal year in which Executive's employment is terminated prorated based on the number of days Executive is employed by the Company during such fiscal year and subject to satisfaction of the applicable performance conditions as reasonably detennined by the Company. The cash severance amount, less all required withholdings and authorized deductions, shall be paid in substantially equal installments over the Severance Period consistent with the Company's regularly scheduled payroll until the Severance has been paid in full, subject to Section 3.1(d) below. (ii) Provided that Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall, for the duration of the Severance Period, pay the monthly premiums for COBRA healthcare continuation coverage under the Company's medical plan for Executive directly to the administrator, and, where applicable, her spouse and eligible dependents, less an amount equal to the required monthly employee payment for such coverage calculated as if Executive had continued to be an employee of the Company throughout such period (the "COBRA Payme11t"). Any payment under this Section 3.l(c)(ii) shall be subject to tax withholdings to the extent applicable. Notwithstanding the foregoing, payments specified under this Section 3.1(c)(ii) shall cease if the Company's statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason before the expiration of the Severance Period, including but not limited to Executive's failure to timely elect continuation coverage under COBRA. (d) Except as otherwise required by Section 3.9, the benefits described in subsections (i) and (ii) above shall begin within sixty (60) days after Executive's termination date, provided Executive has timely executed and not revoked the Release within such sixty (60) day period; and provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive's execution of the Release, directly or indirectly, result in Executive's designating the calendar year of payment, and if a payment that is "nonqualified deferred compensation" as defined under Section 409A of the Code ("Section 409A") is subject to execution of the Release and could be made in more than one taxable year, payment shall be made in the later taxable year. (e) Executive agrees and acknowledges that the Severance provided to Executive pursuant to Section 3.1(c) is in lieu of, and is not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program, other than the Guaranteed Payments.(f) Executive agrees and acknowledges that if Executive fails to comply with Section 5, 6, 7, or 8 below, all payments under Section 3.1(c) shall immediately cease and

Executive shall be required to repay immediately any cash Severance previously paid by the Company thereunder. 3.2 Tennination Without Cause or Resignation for Good Reason After a Change of Control. (a) If a Change of Control occurs and, during the period conunencing six months prior to and one year following the date of the Change of Control, the Company terminates Executive's employment without Cause or Executive resigns for Good Reason (as defined in, and in accordance with the notice provisions set forth in Section 3.8) prior to expiration of the then-current Employment Period, this Section 3.2 shall apply in lieu of Section 3.1. In addition, a tem1ination of Executive's employment upon the expiration of the then-current Employment Period in Section 1.1, following a Company notice to Executive of a non-renewal of the Employment Period, shall be deemed a termination by the Company without Cause for all purposes under this Section 3.2. (b) Upon termination under this Section 3.2, Executive shall receive the Guaranteed Payments. With the exception ofunreimbursed business expenses, which shall be paid in accordance with Company policy and Section 2.7 of this Agreement, or as otherwise provided in the applicable benefit plan, Executive will be paid the Guaranteed Payments on the Company's first (1st) payroll date after Executive's date of termination, or earlier if required by applicable law. (c) If Executive's employment terminates as described in Section 3.2(a) above and if, upon such termination, Executive (i) executes within twenty-one (21) days (or forty-five (45) days to the extent required by applicable law) thereafter and does not revoke a Release, (ii) complies with the terms and conditions of the Release, including, without limitation, any return of property, non-disparagement, and confidentiality provisions contained therein, and (iii) complies with the terms and conditions of Sections 5, 6, 7, and 8 below, Executive shall be entitled to receive the following payments (collectively, the "Change of Control Severance"): (i) Executive shall receive cash severance in an amount equal to the sum of (A) four (4) months of Executive's then-current Base Salary per each completed year of service with the Company, with a minimum of twelve (12) months' Base Salary and a maximum of twenty-four (24) months' Base Salary plus (B) an amount equal to Executive's Target Bonus. The severance amount shall be paid in a single lump-sum payment, less all required withholdings and deductions, subject to Section 3.2(d) below. (ii) Provided that Executive timely and properly elects continuation coverage under COBRA, the Company shall, for a period of twelve (12) months following the date of Executive's tem1ination of employment with the Company (the "COBRA Period''), pay the COBRA Payment directly to the administrator. Any payment under this Section 3.2(c)(ii) shall be subject to tax withholdings to the extent applicable. Notwithstanding the foregoing, payments specified under this Section 3.2(c)(ii) shall cease if the Company's statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason before the expiration of the COBRA Period, including but not limited to Executive's failure to timely elect continuation coverage under COBRA. (iii)       Any outstanding unvested portion of the Option will vest immediately. (d) Except as otherwise required by Section 3.9, the benefits described in subsections (i) and (ii) above shall be paid or begin, as the case may be, within sixty (60) days after Executive's termination date, provided Executive has timely executed and not revoked the Release within such sixty (60) day period; and provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive's execution of the Release, directly or indirectly, result in Executive's designating the calendar year of payment, and if a payment that is "nonqualified deferred compensation" as defined under Section 409A is subject to execution of the Release and could be made in more than one taxable year, payment shall be made in the later taxable year. (e) Executive agrees and acknowledges that the Change of Control Severance provided to Executive pursuant to Section 3.2(c) is in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program, other than the Guaranteed Payments. (f) Executive agrees and acknowledges that if Executive fails to comply with Section 5, 6, 7 or 8 below, all payments under Section 3.2(c) shall immediately cease and Executive shall be required to repay immediately any Change of Control Severance previously paid by the Company thereunder. 3.3           Termination by Reason of Disability. Subject to applicable state and federal law, the Company may terminate Executive's employment if Executive has been unable to perform the material duties of Executive's position for a period of ninety (90) consecutive days or one hundred eighty (180) days in the aggregate during any twelve (12) month period because of physical or mental injury or illness ("Disability"). Executive agrees, in the event of a dispute under this Section 3.3 relating to Executive's Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive's employment for Disability, Executive will not receive the Severance, the Change of Control Severance or any other severance compensation or benefits, except that the Company shall pay to Executive the Guaranteed Payments. 3.4            Termination by Reason of Death. If Executive dies while employed by the Company, all obligations of the parties hereunder shall terminate immediately. Executive will not receive the Severance, the Change of Control Severance or any other severance compensation or benefits, except that the Company shall pay to Executive's executor, legal representative, administrator or designated beneficiary, as applicable, the Guaranteed Payments. Termination for Cause or Resignation Without Good Reason. The Company may terminate Executive's employment at any time for Cause (as defined in Section 3.8) upon written notice to Executive and, in any such event, all payments under this Agreement shall cease.

Executive will not receive the Severance, the Change of Control Severance or any other severance compensation or benefits, except that the Company shall pay to Executive the Guaranteed Payments. In addition, Executive may initiate a termination of employment by resigning under this Section 3.5 without Good Reason (as defined in Section 3.8) prior to the expiration of the then-current Employment Period by providing at least three (3) months' written notice (the "Notice Period") to the Company and, in any such event, all payments under this Agreement shall cease upon Executive's last day of employment. Executive will not receive the Severance, the Change of Control Severance or any other severance compensation or benefits, except that the Company shall pay to Executive the Guaranteed Payments. During the Notice Period, the Company may elect to place Executive on paid leave for any part or all of the Notice Period, or may shorten or waive the Notice Period in its sole discretion, without any compensation due to Executive past the last day of employment. 3.6            Notice of Termination. Any termination of Executive's employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 12. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof; provided, that no basis need be provided by the Company in connection with a termination without Cause, and (c) specify the termination date in accordance with the requirements of this Agreement. 3.7            Cooperation with the Company After Termination. Following termination of Executive's employment for any reason, Executive agrees to reasonably cooperate with the Company in (a) all matters relating to the winding up of Executive's pending work and the orderly transfer and transition of any such pending work to such other employees as may be reasonably designated by the Company; (b) responding to requests by the Company for information concerning work performed by Executive during the period of Executive's employment with the Company and with regard to any matters that relate to or arise out of the business of the Company during the period of her employm nt and about which Executive may have knowledge, (c) any investigation or review that may be performed by the Company or any government authority or in cmmection with any litigation or proceeding in which the Company may become involved. Executive's obligations under this Section 3.7 include (without limitation) making herself available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative; assisting the Company or any of its affiliates in any such action, suit, or proceeding, by providing truthful and accurate information; and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to any of the Company's affiliates as may be reasonably requested and after taking into account the Executive's post-termination responsibilities and obligations. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation. In the event such cooperation requires more than sixteen (16) hours of Executive's time on a cumulative basis, Executive shall be paid for her time at the rate of $400 per hour. 3.8 Definitions.

(a) "Cause" shall mean the occurrence of any ofthe following grounds for termination ofExecutive's employment: (i) Executive has been convicted of or enters a plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (ii)                    Executive fails to perform Executive's material obligations with respect to her employment and/or reasonably assigned duties for the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness), which failure has continued for a period of at least thirty (30) days after a written notice of demand for substantial perfonnance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform; (iii)                     Executive directly or indirectly causes material damage to any tangible or intangible property of or belonging to the Company; (iv)                    Executive engages in conduct that is harmful to the public reputation of the Company unless such conduct was done at the express direction of the Board or as otherwise required by applicable law; (v) Executive engages in any act of dishonesty, fraud, or immoral or disreputable conduct; (vi)                    Executive engages in willful misconduct or gross negligence in the performance ofExecutive's duties; (vii)                    Executive materially breaches any covenant or condition of this Agreement (including Sections 5, 6, 7, 8 or 10 below) or any other written agreement between the parties, or breaches Executive's fiduciary duty to the Company; (viii)                    Executive materially violates or breaches the Company's written code of ethics, conduct, or other material written policy applicable to Executive; or (ix)                     Executive is not, or is no longer, eligible to work in the United States in compliance with the Immigration Reform and Control Act of 1986, from and after commencement of the Employment Period. (b) "Change of Controf' shall mean: (i)                    A merger, consolidation, reorganization, or similar form of corporate transaction approved by the Company's stockholders, unless securities representing more than fifty percent (50%) of the total and combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; or

(ii) The sale, transfer or other disposition of Company assets (including by way of merger or spin-off of any subsidiary or subsidiaries of the Company) occurring within a twelve (12) month period and representing, at a minimum, not less than forty percent (40%) of the total gross fair market value of all assets of the Company, to any person, entity, or group of persons acting in consort, other than a sale, transfer or disposition to: (A) a stockholder of the Company in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of the outstanding stock ofthe Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned by a person described in (C); or (iii)                    Any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(l) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 ofthe Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company's securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company's stockholders; or (iv) The consummation of a Change in Control (as defined in the Plan). Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company's securities immediately before such transaction. (c) "Good Reason" shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto: (i) A material reduction in Executive's Base Salary; (ii) The material diminution of Executive's duties, responsibilities, powers or authorities, including the assignment of any duties and responsibilities materially inconsistent with her position as Chief Medical Officer, provided that Good Reason shall not exist under this clause (ii) if such material diminution of authority, duties and responsibilities is a result of: (1) the hiring of additional subordinates to fill some of Executive's duties and responsibilities or (2) any disposition or sale of any subsidiary or business of the Company;

(iii) The Company requires that Executive's principal office location be moved to a location more than fifty (50) miles from Executive's principal office location immediately before the change without Executive's prior consent; and (iv)       A material breach by the Company of this Agreement. For purposes of this Agreement, Executive shall not have Good Reason for termination unless (i) Executive reasonably determines in good faith that a "Good Reason" condition has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) Executive cooperates in good faith with the Company's efforts, for a period not less than thirty (30) days following such notice (the "Cure Perioa"), to cure the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following expiration of the Cure Period; and (v) Executive tem1inates her employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. 3.9 Required Posbtponement for Specified Executives. If Executive is considered a "specified employee" (as defined under Section 409A) and payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated postponed amounts shall be paid in a lump-sum payment within five (5) days after the end of the six (6) month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A shall be paid to the personal representative of Executive's estate within sixty (60) days after the date ofExecutive's death. 4.      Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that ifExecutive becomes entitled to and receives the Severance or Change of Control Severance provided for in Section 3 of this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program that would otherwise apply to Executive. 5.     Confidentiality. Executive agrees that Executive's services to the Company are of a special, unique and extraordinary character, and that Executive's position places Executive in a position of confidence and trust with the Company's customers, clients, vendors, suppliers, contractors, business partners and employees. Executive also recognizes that Executive's position with the Company will give Executive substantial access to Confidential Information (as defined below), the unauthorized use or disclosure of which to competitors of the Company would cause the Company to suffer substantial and irreparable damage. Executive recognizes and agrees, therefore, that it is in the Company's legitimate business interest to restrict Executive's use of Confidential Information for any purposes other than the proper discharge of Executive's employment duties at the Company, and to limit any potential appropriation of

Confidential Information by Executive for the benefit of the Company's competitors and/or to the detriment of the Company. Accordingly, Executive agrees as follows: (a) Executive shall not at any time, whether during or after the termination of Executive's employment with the Company or any Company subsidiary or affiliate for any reason, reveal to any person or entity any of the trade secrets or confidential information of the Company, or the trade secrets or confidential infom1ation of any third party which the Company is under an obligation to keep confidential, including but not limited to trade secrets or confidential information respecting inventions, research, developments, products, product plans, designs, methods, know-how, teclmiques, systems, processes, software programs, works of authorship, processes, formulas, technology, drawings, assays, raw data, scientific pre-clinical or clinical data, records, databases, formulations, clinical protocols, equipment designs, customer or vendor lists, projects, plans, proposals, strategies, market plans, forecasts, financials, and other business information ("Confidential Information"), except as may be required in the ordinary course of performing Executive's duties as an employee of the Company, and Executive shall keep secret all Confidential Information entrusted to Executive and shall not use or attempt to use any such Confidential Information for personal gain or in any manner that may injure or cause loss, or could reasonably be expected to injure or cause loss, whether directly or indirectly, to the Company. (b)            The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation on the part of such third party; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided that Executive shall provide the Company prior written notice of any such required disclosure once Executive has knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order. Moreover, the foregoing shall not limit Executive's ability to (i) to discuss the terms of Executive's employment, wages and working conditions to the extent expressly protected by applicable law, (ii) to report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under federal or state "whistleblower" laws, or (iii) to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation or proceeding. Executive agrees that during Executive's employment with the Company or any Company subsidiary or affiliate Executive shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature constituting Confidential Information or Developments (as defined below) otherwise than for the benefit of the Company. Executive further agrees that Executive shall not, after the termination of Executive's employment for any reason, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that, immediately upon the termination of Executive's employment for any reason,

Executive shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office. (d)            Executive agrees that upon the termination of Executive's employment with the Company or any Company subsidiary or affiliate for any reason, Executive shall not take or retain without written authorization any documents, files or other property of the Company, and Executive will return promptly to the Company any such documents, files or property in Executive's possession or custody, including any copies thereof maintained in any medium or format. Executive recognizes that all documents, files and property that Executive has received and will receive from the Company, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive's employment with the Company), are for the exclusive use of the Company and employees who are discharging their responsibilities on behalf of the Company, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive's employment with the Company for any reason. (e)            Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. 6. Intellectual Property. (a)             If at any time or times during Executive's employment with the Company or any Company subsidiary or affiliate Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Executive shall promptly disclose to the Company (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

(b) Upon disclosure of each Development to the Company, Executive will, during Executive's employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection. (c) The Developments will be deemed "Work Made for Hire," as such term is defined under the copyright laws of the United States, on behalf of the Company, and Executive agrees that the Company will be the sole owner of the Developments, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Developments, or any portion thereof, are deemed not to be Work Made for Hire, or the rights in such Developments do not otherwise automatically vest in the Company, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Developments, including, without limitation, all of Executive's right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Developments, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. In addition, Executive hereby waives any so -called "moral rights" with respect to the Developments. To the extent that Executive has any rights in the results and proceeds of Executive's service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Developments and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive's benefit by virtue of Executive being an employee of the Company. (d) In the event the Company is unable, after reasonable effort, to secure Executive's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact for the sole purpose of acting for and on Executive's behalf and in her stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive. 7. Non-Competition. Executive is being hired to provide services to the Company that are of a special, unique and extraordinary character, and acknowledges that he will have substantial access to Confidential Information during the course of her employment. Accordingly, during the Employment Period and for a period of twelve (12) months after termination of Executive's employment (for any reason whatsoever, whether voluntary or involuntary) (the "Non-Competition Period''), Executive shall not, without the prior written approval of the Company, whether alone or as a partner, officer, director, consultant, agent, employee, representative or stockholder of any company or other commercial enterprise, or in any other capacity, directly or indirectly be engaged by or provide services to any business or entity anywhere in the world that is directly or indirectly in competition with the Business of the Company. For purposes of this Agreement, the "Business" of the Company includes the research, development, testing, manufacture, sale, marketing, or licensing of therapeutic agents, antibody - drug conjugates, and other biopharmaceutical products that operate via the following targets or antigens: Trop-2, CEACAM5, and HLA DR Notwithstanding anything to the contrary in this Agreement, Executive shall be permitted to own securities of a public company not in excess of five percent (5%) of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent (5%) of any class of such securities 8.     Non-Solicitation. During Executive's employment with the Company or any Company subsidiary or affiliate and for a period of twelve (12) months after termination of such employment (for any reason, whether voluntary or involuntary), Executive agrees that Executive will not: (a)             directly or indirectly solicit, entice or induce, or attempt to solicit, entice or induce, any customer, client, vendor, supplier, contractor, or business development partner (i) to become a customer, client, vendor, supplier, contractor, or business development partner of any other person, firm or corporation with respect to any products or services then sold, offered, or under development by the Company or any of its subsidiaries or affiliates, or (ii) to cease doing business with or any in way reduce or impair its business relationship with the Company, and Executive shall not approach or contact any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or (b)             directly or indirectly solicit or recruit, or attempt to solicit or recruit, any employee, consultant or contractor of the Company to terminate employment or otherwise cease providing services to the Company or to work for or provide services to a third party other than the Company; and Executive shall not approach any such person for such purpose or authorize or knowingly approve the taking of such actions by any other person.9. General Provisions. Executive acknowledges and agrees that, for purposes of Sections 5, 6, 7, and 8 of this Agreement, the term "Company" shall include the Company's direct and indirect controlled subsidiaries and affiliates. Executive acknowledges and agrees that the type and periods of restrictions imposed in Sections 5, 6, 7, and 8 of this Agreement are fair, reasonable and no greater than necessary to protect the Company's legitimate business interests, and that such restrictions are intended solely to protect the legitimate interests of the Company, including its Confidential Information, good will (client, customer, employee, and otherwise), and business interests, and shall not in any way prevent Executive from earning a livelihood or impose upon

Executive undue hardship. Executive recognizes and agrees that the Company competes and provides its products and services worldwide, and that Executive's access to Confidential Information makes it both reasonable and necessary for the Company to restrict Executive's post-employment activities worldwide in any market in which the Company competes, and in which Executive's access to Confidential Information and other proprietary information could be used to the detriment of the Company and for which the Company would have no adequate remedy at law. In the event that any restriction set forth in this Agreement is determined by a court of competent jurisdiction to be overbroad or unenforceable with respect to scope, time (duration), or geographical coverage, Executive agrees that such restriction or restrictions shall be modified and narrowed, either by such court of competent jurisdiction, or by the Company, to the least extent possible under applicable law for such restriction or restrictions to be enforceable so as to preserve and protect the legitimate interests of the Company as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein. (b) Executive acknowledges and agrees that Executive should breach any ofthe covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Company, monetary relief would not compensate for such breach, and damages arising out of such a breach would be difficult to fully ascertain. Executive therefore agrees that, in addition to any and all other remedies available at law or at equity, the Company shall be entitled to have the covenants, restrictions and agreements contained in Sections 5, 6, 7, and 8 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders), without the need to post any bond or security, by any state or federal court in the State of New Jersey having equity jurisdiction, and Executive agrees to be subject to the jurisdiction of such court and hereby waives any objection to the jurisdiction or venue thereof. (c)            Executive agrees that if the Company fails to take action to remedy any breach by Executive of this Agreement or any portion of the Agreement, such inaction by the Company shall not operate or be construed as a waiver of such breach or of any subsequent or other breach by Executive of the same or any other provision, agreement or covenant. (d)            Executive acknowledges and agrees that the payments and benefits to be provided to Executive under this Agreement are provided as, and constitute sufficient and adequate, consideration for the covenants in Sections 5, 6, 7, and 8 hereof. 10. Representations and Warranties. Executive represents and warrants the following to the Company, each of which Executive acknowledges is a material inducement to the Company's willingness to enter into this Agreement and a material provision of this Agreement: (a) Other than as previously disclosed in writing or provided to the Company, Executive is not a party to or bound by any employment agreements, restrictive covenants, non-compete restrictions, non-solicitation restrictions, and/or confidentiality or non-disclosure agreements with any other person, business or entity, or any agreement or contract requiring Executive to assign inventions to another party (each, a "Restrictive Agreement"), and Executive has conducted a thorough review of any and all agreements she may have entered into with any

current or former employer or any other relevant party to ensure that this representation and warranty is correct. (b)            No Restrictive Agreement prohibits, restricts, limits or otherwise affects Executive's employment with the Company as an executive or ability to perform any of Executive's duties or responsibilities for the Company as contemplated herein. (c)             Executive has not made any material misrepresentation or omission in the course of her communications with the Company regarding the Restrictive Agreements or other obligations to any current or former employer or other third party. (d)            Executive has not, directly or indirectly, removed, downloaded, or copied any confidential or proprietary information or records of any current or fonner employer (or their subsidiaries and/or corporate affiliates) without the express written consent of an authorized representative of such entity, and shall not use or possess, as of the date Executive begins employment and at all times during her employment with the Company, any confidential or proprietary information or records of any current or former employer (or their subsidiaries and/or corporate affiliates), whether in hard copy or electronic form, including, but not limited to, documents, files, disks, or other materials, all of which Executive is prohibited from using in connection with her employment with the Company. 11.  Survivorship. The respective rights and obligations of the parties under this Agreement, including but not limited to those rights and obligations set forth in Sections 5, 6, 7, and 8, shall survive termination of Executive's employment and any termination of this Agreement for any reason to the extent necessary to the intended preservation of such rights and obligations. 12.  Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received): lfto the Company, to: Immunomedics, Inc. 300 The American Road Morris Plains, NJ 07950 Attn: Jared Freedberg, General Counsel and Corporate Secretary lfto Executive, to: The address of her principal residence most recently on file with the Company. And a copy to:

David N. Mair Kaiser Saurbom & Mair, P.C. 30 Broad Street, 37th Floor New York, NY 10004 or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section. 13. Contents of Agreement, Amendment, Interpretation and Assignment. (a)             This Agreement, including the Exhibits attached hereto, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings concerning Executive's employment by the Company and cannot be changed or modified except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive. (b)            The headings in this Agreement are for convenience only, and both parties agree that they shall not be construed or interpreted to modify or affect the construction or interpretation of any provision of this Agreement. (c)             All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner as, and to the same extent that, the Company would be required to perform if no such succession had taken place. 14.  Severability. If any provision ofthis Agreement or application thereof to anyone or under any circumstances is adjudicated by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall operate or be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion. 16. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement other than such taxes that are, by their nature, obligations of the Company (for example, and without limitation, the employer portion of the Federal Insurance Contributions Act (FICA) taxes). 17.  Counterparts. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures. 18.  Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State ofNew Jersey without giving effect to (i) any conflicts-of-law provisions or choice oflaw provisions of the State of New Jersey or of any other jurisdiction which provisions (if applied) would result in the application of the laws of any other jurisdiction other than of the State of New Jersey, or (ii) canons of construction or principles oflaw that construe agreements against the draftsperson. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in New Jersey or any state court located within such state, in respect of any claim, dispute, or controversy in any way arising out of or relating to this Agreement or Executive's employment with the Company or the termination thereof, and each party hereby waives, and agrees not to assert as a defense in any action, suit or proceeding in which any such claim is made, that such party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this Section. 19. Section 409A. This Agreement is intended to comply with or otherwise be exempt from Section 409A and its corresponding regulations, to the extent applicable, and shall be so construed. Notwithstanding anything in this Agreement to the contrary, payments of "nonqualified deferred compensation" subject to Section 409A may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. For purposes of Section 409A, all payments of "nonqualified deferred compensation" subject to Section 409A to be made upon the termination of Executive's employment under this Agreement may only be made upon a "separation from service" under Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment with respect to any amount that is "nonqualified deferred compensation" subject to Section 409A. All reimbursements provided under this Agreement that are "nonqualified deferred compensation" that is subject to Section 409A shall be made or provided in accordance with Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the Employment Period (or during such other time period specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit. Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of "nonqualified deferred compensation" within the meaning Section 409A that were otherwise payable pursuant to the terms of any agreement between Company and Executive in effect prior to the date of this Agreement. 20. Section 280G of the Code. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive's benefit pursuant to the terms of this Agreement or otherwise (the "Covered Payments") constitute parachute payments (the "Parachute Payments") within the meaning of Section 280G of the Code and, but for this Section 20, would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under subparagraph (i) above is less than the amount under subparagraph (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount")."Net Benefit" shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. (a) Any such Reduced Amount shall be made in accordance with Section 409A and the following: (i) the Covered Payments consisting of cash severance benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, in reverse chronological order; and (ii) all other Covered Payments consisting of cash payments, and Covered Payments consisting of accelerated vesting of equity based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) does not apply, and that in either case do not constitute nonqualified deferred compensation subject to Section 409A, shall be reduced second, in reverse chronological order;

(iii) all Covered Payments consisting of cash payments that constitute nonqualified deferred compensation subject to Section 409A shall be reduced third, in reverse chronological order; and (iv) all Covered Payments consisting of accelerated vesting of equity-based awards to which Treas. Reg.§ 1.280G-1 Q/A-24(c) applies shall be the last Covered Payments to be reduced. (b) Any determination required under this Section 20 shall be made in writing in good faith by an independent accounting firm selected by the Company (the "Accountants"). The Company and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 20. For purposes of making the calculations and determinations required by this Section 20, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 ofthe Code. The Accountants' determinations shall be final and binding on the Company and Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 20. (c) It is possible that after the determinations and selections made pursuant to this Section 20 Executive will receive Covered Payments that are in the aggregate more than the amount intended or required to be provided after application of this Section 20 ("Overpayment") or less than the amount intended or required to be provided after application of this Section 20 ("Underpayment"). (i) In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive that the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(t)(2)(A) of the Code) from the date of Executive's receipt of the Overpayment until the date of repayment. (ii) In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of Executive together with interest at the applicable federal rate (as defined in Section 7872(t)(2)(A) of the Code) from the date the amount should have otherwise been paid to Executive until the payment date. [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written. EXECUTIVE Loretta ltri, MD Feb 13,2020 [Signature Page to L. ltri Executive Employment Agreement]

EXHIBIT A Stock Option Grant Agreement (Time-Based Grant)